For Immediate Release July 11, 2007

Universal Energy Corp. Comments on Recent Surge in Oil Prices

Houston, Texas (PR Newswire/First Call) --Universal Energy Corp. (OTC Bulletin Board: UVSE.OB-News) commented, today, on the recent surge in oil prices. As of yesterday, crude oil futures climbed above $73 a barrel before settling the day at $72.81, their highest point since last August.

Billy Raley, CEO of Universal Energy Corp. stated, "Make no mistake that the American consumer is bearing the financial burden for the unrest throughout countries that we import oil from." Oil prices have escalated recently due to continued unrest in Nigeria, Africa's largest producer.

Prices escalated further based on a report issued Monday by the International Energy Agency which said "oil looks extremely tight in five years time" and there are "prospects of even tighter natural gas markets at the turn of the decade."

Raley continued, "The snatch and grab mentality of certain countries electing to nationalize energy supplies is a clear indication as to the state of the industry. If we can't do better as an industry close to home, we will continue to be at the mercy of others."

Universal Energy Corp. is currently in a summer drilling program that includes their Amberjack, Lake Campo and Caviar prospects in Louisiana.

About Universal Energy Corp. - Universal Energy Corp. is an energy company engaged in the acquisition and development of crude oil and natural gas leases in the United States and Canada. We pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. Our prospect areas consist of lands in Alberta, Canada and Southeastern Louisiana. Visit www.universalenergycorp.info for more details.

Safe Harbor Statement

All statements, other than statements of historical fact, included in this press release are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. The forward-looking statements, including statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements (i.e., future operational results and sales) are subject to assumptions and beliefs based on current information known to the company and factors that are subject to uncertainties, risk and other influences, which are outside the company's control, and may yield results differing materially from those anticipated. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:

Universal Energy Corp.

Billy Raley, CEO, (800) 975-2076

braley@universalenergycorp.info

Source: Universal Energy Corp.